Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Morgan Keegan Settles Regulatory Issues with SEC, FINRA, and State Regulators

Regarding Former Fund Management Business;

Regions to Explore Strategic Alternatives for Morgan Keegan

Birmingham, AL.—(Business Wire)—(June 22, 2011) – Regions Financial Corp. (NYSE:RF) announced today that its brokerage and investment banking subsidiary, Morgan Keegan & Company, Inc., and its asset management subsidiary, Morgan Asset Management, have agreed to a settlement of previously disclosed regulatory matters with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), and a group of state securities regulators with respect to issues concerning certain mutual funds and closed-end funds (the RMK Funds), a business that Morgan Asset Management divested in 2008.

As part of the settlement, Morgan Keegan and Morgan Asset Management agreed to pay $210 million, of which $200 million will be placed into two Fair Funds for the benefit of investors in the RMK Funds in any state. The full amount of the settlement was previously accrued.

Regions also announced that with these regulatory matters settled, and as part of its ongoing capital planning process, it has retained Goldman, Sachs & Co. to explore potential strategic alternatives for Morgan Keegan as Regions evaluates how best to manage its capital to increase shareholder value. Morgan Asset Management and Regions Morgan Keegan Trust are not included in this review.

Regions President and CEO Grayson Hall said, “Morgan Keegan has been a subsidiary of Regions since 2001 and is a leading brokerage and investment banking firm based in the Southeast and a very valuable franchise. However, the resolution of this legacy regulatory matter gives Regions greater flexibility with respect to the Morgan Keegan franchise and the ability to explore opportunities that are consistent with our strategic and capital planning initiatives.

“Regions is committed to continuing to provide a full range of products and services seamlessly to its customers, including through a continuing relationship with Morgan Keegan,” Hall said.

John Carson, CEO of Morgan Keegan said, “Morgan Keegan is excited by the opportunity to further develop the brand that we have built over the last 40 years. Morgan Keegan’s core businesses remain strong and, with this settlement behind us, we look forward to continuing to serve our individual, institutional and investment banking clients and to growing our business.”

Settlement details

•	The $210 million payment consists of:
o	$200 million paid into two Fair Funds, one administered under instructions from the SEC, and another administered under instructions from the states, with $100 million to be paid into each of the two funds; and
o	A penalty of up to $10 million to be paid to those states that join in the settlement.
•	The five states initially included in the settlement are: Alabama, Kentucky, Mississippi, South Carolina, and Tennessee. The $10 million state penalty will be shared among any participating states.
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An Administrator will identify the investors in the Funds who suffered losses, evaluate investor claims and distribute the funds. The Fair Funds are available to investors in every state without regard to whether their state is participating in the settlement.

About Regions Financial Corporation

Regions Financial Corporation, with $132 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

About Morgan Keegan

Morgan Keegan & Company, Inc., a full-service brokerage and investment banking firm, is the securities brokerage arm of Regions Financial Corp. (NYSE: RF). Headquartered in Memphis, Tenn., Morgan Keegan serves individual and institutional investors in over 300 offices in 20 states. Additional information about Morgan Keegan can be found at www.morgankeegan.com.

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